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As filed with the Securities and Exchange Commission on October 30, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RIGEL PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	8731	94-3248524
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

240 East Grand Avenue
South San Francisco, California 94080
(650) 624-1100
(Address of principal executive offices)

2001 Non-Officer Equity Incentive Plan
(Full title of the plan)

James M. Gower
Chairman of the Board and Chief Executive Officer
Rigel Pharmaceuticals, Inc.
240 East Grand Avenue
South San Francisco, California 94080
(650) 624-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert L. Jones, Esq.
Suzanne Sawochka Hooper, Esq.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
(650) 843-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Stock Options and Common Stock (par value $.001)	3,500,000 shares	$5.55-$5.77	$19,485,912.50	$4,871.48

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"). The offering price per share and aggregate offering price for the unissued stock options and common stock are based upon the average of the high and low prices of Registrant's common stock as reported on the Nasdaq National Market System on October 24, 2001. The offering price per share and aggregate offering price for the outstanding stock options are based upon the exercise prices of such options.

   The chart below illustrates the calculation of the registration fee:

Securities	Number of Shares	Offering Price Per Share(1)	Aggregate Offering Price

Shares issuable pursuant to outstanding stock options under the 2001 Non-Officer Equity Incentive Plan	276,875	$5.77	$1,597,568.75

Shares issuable pursuant to unissued stock options under the 2001 Non-Officer Equity Incentive Plan	3,223,125	$5.55	$17,888,343.75

Proposed Maximum Offering Price			$19,485,912.50

Registration Fee			$4,871.48

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

PART II

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by Rigel Pharmaceuticals, Inc. ("Rigel" or the "Company") with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

    (a) The Company's Annual Report on Form 10-K, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for the fiscal year ended December 31, 2000;

    (b) The Company's Quarterly Reports on Form 10-Q, filed pursuant to Section 13 of the Exchange Act, for the quarters ended March 31 and June 30, 2001; and

    (c) The description of the Company's Common Stock that is contained in the Registration Statement on Form 8-A, filed on October 3, 2000 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Item 4. DESCRIPTION OF SECURITIES

    Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

    The validity of the common stock offered under this prospectus will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Delaware law, Rigel's amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of duty of loyalty to us or to our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived an improper personal benefit.

    Our amended and restated certificate of incorporation further provides that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

    We have entered into indemnification agreements with each of our directors and certain officers. These agreements, among other things, require us to indemnify each director and officer for certain expenses including attorneys' fees, judgements, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Rigel, arising out to he person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

    Not applicable.

Item 8. EXHIBITS

Exhibit Number
4.1*	Amended and Restated Certificate of Incorporation of the Company.
4.2*	Amended and Restated Bylaws of the Company.
4.3*	Specimen Common Stock Certificate.
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.3	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney is contained on the signature pages to this Registration Statement.
99.1	2001 Non-Officer Equity Incentive Plan.
99.2	Form of Stock Option Agreement pursuant to the 2001 Non-Officer Equity Incentive Plan.

*
Documents incorporated by reference to the Company's Registration Statement on Form S-1, as amended (No. 333-45864), originally filed with the SEC on September 15, 2000.

Item 9. UNDERTAKINGS

1.
The undersigned registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

    (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on October 30, 2001.

RIGEL PHARMACEUTICALS, INC.
By	/s/ James M. Gower James M. Gower Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James M. Gower and Brian C. Cunningham, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James M. Gower James M. Gower	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 30, 2001
/s/ James H. Welch James H. Welch	Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	October 30, 2001
/s/ Donald G. Payan Donald G. Payan	Executive Vice President, Chief Scientific Officer and Director	October 30, 2001
/s/ Jean Deleage Jean Deleage	Director	October 30, 2001
/s/ Alan D. Frazier Alan D. Frazier	Director	October 30, 2001

/s/ Walter H. Moos Walter H. Moos	Director	October 30, 2001
/s/ Stephen A. Sherwin Stephen A. Sherwin	Director	October 30, 2001
/s/ Thomas S. Volpe Thomas S. Volpe	Director	October 30, 2001

EXHIBIT INDEX

Exhibit Number	Description	Sequential Page Number
4.1*	Amended and Restated Certificate of Incorporation of the Company.
4.2*	Amended and Restated Bylaws of the Company.
4.3*	Specimen Common Stock Certificate.
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.3	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney is contained on the signature pages to this Registration Statement.
99.1	2001 Non-Officer Equity Incentive Plan.
99.2	Form of Stock Option Agreement pursuant to the 2001 Non-Officer Equity Incentive Plan.

*
Documents incorporated by reference to the Company's Registration Statement on Form S-1, as amended (No. 333-45864), originally filed with the SEC on September 15, 2000.

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PART II
  Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
  Item 4. DESCRIPTION OF SECURITIES
  Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
  Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  Item 7. EXEMPTION FROM REGISTRATION CLAIMED
  Item 8. EXHIBITS
  Item 9. UNDERTAKINGS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX